Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Fourth Quarter and Full-Year 2011 Financial Results

Indiana, PA., January 25, 2012 - First Commonwealth Financial Corporation (NYSE: FCF) today reported a net loss of $5.7 million, or $0.05 per share, for the fourth quarter ended December 31, 2011, as compared to net income of $11.9 million, or $0.11 diluted earnings per share, in the fourth quarter of 2010. The decrease in net income was primarily the result of a higher provision for credit losses and a collateral valuation charge for an Other Real Estate Owned (OREO) property. For the year ended December 31, 2011, net income was $15.3 million, or $0.15 diluted earnings per share, compared to net income of $23.0 million, or $0.25 diluted earnings per share, for the year 2010. The decrease in year over year net income was primarily the result of lower net interest income due to balance sheet restructuring strategies and depressed loan demand in 2011.

T. Michael Price, President and Chief Executive Officer, stated, “We took aggressive steps in the fourth quarter of 2011 to address troubled loans that are intended to move us beyond the credit issues that have weighed on our recent earnings performance. The decrease we experienced this quarter in nonperforming loans, combined with ongoing declines in our criticized assets, sends a clear message that First Commonwealth is determined to move forward and is focused on creating superior value for our investors.”

Net Interest Income and Net Interest Margin

Fourth quarter 2011 net interest income, on a fully taxable equivalent basis, decreased $2.8 million, or 5%, to $48.9 million as compared to the fourth quarter of 2010. The decrease was the result of a $174.4 million decline in average interest-earning assets between the periods, combined with an eight basis point drop in the net interest margin. Net interest margin was 3.78%, 3.81% and 3.86% for the three-month periods ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively. For the year ended December 31, 2011 net interest income, on a fully taxable equivalent basis, decreased $20.6 million, or 10%. The decrease was primarily due to a $427.1 million decline in average interest-earning assets and a decrease of eight basis points in the net interest margin. The net interest margin for the years ended December 31, 2011 and 2010 was 3.80% and 3.88%, respectively.

Significant changes to First Commonwealth’s balance sheet from December 31, 2010 to December 31, 2011 included:

•

A decrease of $161.0 million, or 4%, in loans, primarily as the result of more disciplined underwriting guidelines concerning geography and size for commercial loans, the managing down of large credit relationships over $15 million and generally weak borrower demand.

•	Continued improvement in the mix of deposits, as a $169.2 million, or 5%, growth in lower costing transaction and savings deposits partially offset a $282.4 million decrease in time deposits.

•	A reduction of $47.4 million in exposure to municipal securities. At year-end this portfolio was valued at $0.5 million.

“As we continue to navigate the volatility of general economic forces, I am particularly encouraged by the $83.3 million in loan growth generated over the fourth quarter,” said Mr. Price. “The discipline of our calling efforts and the competitiveness of our lending solutions resulted in palpable growth in commercial, home equity and installment loans. This loan growth strategy has effectively complemented our ongoing efforts to win new transactional and corporate cash management accounts.”

Credit Quality

The provision for credit losses was $25.9 million and $55.8 million for the fourth quarter and year ended December 31, 2011, respectively, as compared to $8.0 million and $61.6 million in the prior year periods. The fourth quarter 2011 provision for credit losses included $12.4 million for revised collateral valuations on nine impaired commercial loan relationships, primarily secured by commercial real estate. Three of these loan relationships, totaling $22.9 million incurred $9.5 million in charge-offs and the remaining $13.4 million fair market value was transferred to Held-for-Sale classification.

At December 31, 2011, nonperforming loans were $112.2 million, a decrease of $49.7 million from September 30, 2011. The significant loans that were placed into nonperforming status in the fourth quarter of 2011 included $4.7 million for two Pennsylvania commercial relationships. That increase was offset by $34.0 million in charge-offs on 12 commercial credits, $6.8 million in transfers to OREO and $13.1 million that were sold, paid off or transferred to performing status. Nonperforming loans as a percentage of total loans were 2.76%, 4.07% and 2.79% for the periods ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

During the fourth quarter of 2011, net charge-offs were $36.8 million compared to $22.4 million in the fourth quarter of 2010. The most significant loan charge-offs for the fourth quarter of 2011 included $34.0 million on the aforementioned nonperforming loans. For the year ended December 31, 2011, net charge-offs were $65.8 million, or 1.62% of average loans on an annualized basis, compared to $72.0 million, or 1.61% of average loans on an annualized basis for the year 2010. The allowance for credit losses as a percentage of total loans outstanding was 1.51%, 1.81% and 1.69% for December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

OREO acquired through foreclosure was $30.0 million at December 31, 2011 which represented a decrease of $3.2 million from September 30, 2011. During the fourth quarter of 2011, $6.8 million on three commercial loans were transferred to OREO from nonperforming status as we move toward resolving these troubled credits. Offsetting this increase was a $4.2 million write-down associated with one OREO property that currently has a remaining book value of $2.4 million and $5.6 million from the sale of three properties.

Noninterest Income

Noninterest income, excluding net security gains (losses), increased $1.2 million, or 8%, in the fourth quarter of 2011 compared to the same period last year. This increase is primarily the result of $1.6 million in gains from the sale of two OREO properties, $1.0 million in rental revenue from an OREO property and $0.3 million in debit card related interchange income. Offsetting these increases is $2.0 million in charges for adverse mark-to-market credit adjustments on commercial loan interest rate swaps.

There were no recognized net security gains or other-than-temporary impairment charges for the fourth quarter of 2011 and were negligible in the fourth quarter of 2010. First Commonwealth did not incur any other-than-temporary impairment charges for the year 2011. Net security gains for the year 2011 were $2.2 million compared to net security losses of $6.8 million for the year 2010.

For the year ended December 31, 2011, noninterest income, excluding net security gains, decreased $0.5 million, or 1%, when compared to the year 2010. Significant changes to noninterest income for the twelve-month period include increases of $3.3 million in gains on the sale of assets, $2.5 million of rental revenue from an OREO property, $1.5 million in card related interchange income due to growth in demand deposit accounts, increased usage of debit cards and larger dollar transactions, and $0.6 million in wealth management fees. The $3.3 million gain on the sale of assets was primarily the result of the aforementioned $1.6 million in gains from the sale of OREO properties, $1.0 million gain on the exiting of a private equity investment in the second quarter of 2011 and a $0.5 million gain on the sale of a nonaccrual loan in the third quarter of 2011. The $0.6 million increase in wealth management fees was primarily the result of increased trust revenue due to revised fee schedules. Offsetting these increases were a $2.2 million decrease in service charges on deposit accounts, primarily a result of new regulations and shifts in consumer behavior, and $6.8 million in charges for adverse mark-to-market credit adjustments on commercial loan interest rate swaps, primarily related to one troubled loan relationship.

Noninterest Expense

Noninterest expense increased $5.2 million, or 12%, in the fourth quarter of 2011 from the fourth quarter of 2010, primarily from the $4.2 million write-down to current fair value for an OREO property, $0.9 million of operating expenses from the OREO property that we are receiving rental revenue and increases of $0.2 million in collection and repossession expense. Also affecting fourth quarter 2011 noninterest expense comparisons are $0.6 million of executive severance costs, offset by $0.7 million of lower FDIC insurance premiums.

For the year ended December 31, 2011, as compared to last year, noninterest expense increased $5.6 million, or 3%. Increases include $6.7 million in write-downs to current fair values for OREO properties, $2.1 million in operating expenses from the OREO property that we are receiving rental revenue, $1.4 million in loan processing fees for new indirect car loans, $1.2 million in other professional fees and services and $1.1 million of loan collection and repossession expense. These increases were partially offset by decreases of $2.6 million in other operating expenses and $2.5 million in FDIC insurance. The decrease in other operating expenses was primarily due to $1.1 million of reduced reserve for unfunded construction loan commitments as that portfolio balance has declined significantly.

Full time equivalent staff was 1,442 and 1,565 for the periods ended December 31, 2011 and 2010, respectively. Salaries and employee benefits for the year ended December 31, 2011 decreased $1.4 million from the year 2010 due to the reduction of 123 full time equivalent staff, and was partially offset by normal annual merit increases of $1.1 million.

The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 70% for the year ended December 31, 2011 as compared to 63% for 2010. The increase in the efficiency ratio was primarily the result of the decline in net interest income and higher credit collection costs.

Dividends and Capital

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.03 per share on January 24, 2012 which is payable on February 17, 2012 to shareholders of record as of February 3, 2012. This dividend represents a 2% projected annual yield utilizing the January 24, 2012 closing market price of $5.84.

First Commonwealth’s capital ratios for Leverage, Total and Tier I at December 31, 2011 were 11.91%, 14.85% and 13.60%, respectively.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the fourth quarter of 2011 on Wednesday, January 25, 2012 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.8 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

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FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$48,906	$48,768	$51,743	$195,367	$215,935
Provision for credit losses	25,912	6,975	8,000	55,816	61,552
Noninterest income	15,478	10,799	14,255	57,669	49,234
Noninterest expense	48,576	41,121	43,378	176,826	171,226
Net (loss) income	(5,717)	8,326	11,945	15,274	22,978

(Losses) earnings per common share (diluted)	($0.05)	$0.08	$0.11	$0.15	$0.25

KEY FINANCIAL RATIOS

Return on average assets	-0.40%	0.58%	0.80%	0.27%	0.37%
Return on average shareholders’ equity	-2.94%	4.29%	6.32%	2.00%	3.33%
Efficiency ratio(2)	75.45%	69.03%	65.69%	70.49%	62.96%
Net interest margin (FTE)(1)	3.78%	3.81%	3.86%	3.80%	3.88%

Book value per common share	$7.23	$7.33	$7.15
Tangible book value per common share(4)	5.67	5.77	5.57
Market value per common share	5.26	3.70	7.08
Cash dividends declared per common share	0.03	0.03	0.01	$0.12	$0.06

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans(6)	1.51%	1.81%	1.69%
Allowance for credit losses as a percent of nonperforming loans(6)	62.01%	44.55%	60.63%
Nonperforming loans as a percent of end-of-period loans(5)	2.76%	4.07%	2.79%
Nonperforming assets as a percent of total assets(5)	2.43%	3.45%	2.72%
Net charge-offs as a percent of average loans (annualized)	3.63%	1.00%	2.07%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	12.99%	13.59%	12.90%
Tangible common equity as a percent of tangible assets(3)	10.48%	11.01%	10.35%
Leverage Ratio	11.91%	12.18%	11.52%
Risk Based Capital - Tier I	13.60%	13.86%	12.97%
Risk Based Capital - Total	14.85%	15.11%	14.23%

(6)	Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

INCOME STATEMENT
Interest income	$56,487	$57,600	$63,363	$231,545	$268,360
Interest expense	8,854	10,120	13,392	41,678	61,599

Net Interest Income	47,633	47,480	49,971	189,867	206,761
Taxable equivalent adjustment(1)	1,273	1,288	1,772	5,500	9,174

Net Interest Income (FTE)	48,906	48,768	51,743	195,367	215,935

Provision for credit losses	25,912	6,975	8,000	55,816	61,552

Net Interest Income after Provision for Credit Losses (FTE)	22,994	41,793	43,743	139,551	154,383

Changes in fair value on impaired securities	(207)	(2,535)	4,554	(425)	(2,560)
Non-credit related losses (gains) on securities not expected to be sold (recognized in other comprehensive income)	207	2,535	(4,597)	425	(6,633)

Net Impairment Losses	0	0	(43)	0	(9,193)

Net securities gains	0	0	10	2,185	2,422
Trust income	1,413	1,603	1,519	6,498	5,897
Service charges on deposit accounts	3,765	3,836	3,911	14,775	16,968
Insurance and retail brokerage commissions	1,500	1,698	1,041	6,376	6,369
Income from bank owned life insurance	1,438	1,411	1,396	5,596	5,331
Income from other real estate owned	1,021	1,024	0	2,460	0
Gain on sale of assets	1,883	790	196	4,155	824
Card related interchange income	3,073	3,053	2,764	11,968	10,459
Credit risk on interest rate swaps	(1,044)	(5,108)	977	(6,687)	141
Other income	2,429	2,492	2,484	10,343	10,016

Total Noninterest Income	15,478	10,799	14,255	57,669	49,234

Salaries and employee benefits	21,577	20,418	20,997	84,669	84,988
Net occupancy expense	3,336	3,506	3,522	14,069	14,271
Furniture and equipment expense	3,110	3,092	3,218	12,517	12,568
Data processing expense	1,545	1,533	1,389	6,027	5,671
Pennsylvania shares tax expense	1,434	1,434	1,473	5,480	5,455
Intangible amortization	371	384	390	1,534	2,031
Collection and repossession expense	2,580	1,961	1,504	7,583	4,430
Other professional fees and services	1,367	1,706	1,184	5,297	4,131
FDIC insurance	1,230	1,177	1,959	5,490	7,948
Loss on sale or writedown of assets	4,754	159	226	9,428	2,715
Loan processing fees	1,042	851	291	2,874	1,490
Other operating expenses	6,230	4,900	7,225	21,858	25,528

Total Noninterest Expense	48,576	41,121	43,378	176,826	171,226

(Loss) Income before Income Taxes	(10,104)	11,471	14,620	20,394	32,391
Taxable equivalent adjustment(1)	1,273	1,288	1,772	5,500	9,174
Income tax (benefit) provision	(5,660)	1,857	903	(380)	239

Net (Loss) Income	($5,717)	$8,326	$11,945	$15,274	$22,978

Shares Outstanding at End of Period	104,916,994	104,906,994	104,846,194	104,916,994	104,846,194
Average Shares Outstanding Assuming Dilution	104,765,492	104,728,915	104,527,683	104,700,393	93,199,773

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	December 31,	September 30,	December 31,
	2011	2011	2010
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$78,478	$89,846	$69,858
Securities	1,182,572	1,077,091	1,016,574
Loans held for sale	13,412	0	0

Loans	4,043,643	3,973,723	4,218,083
Allowance for credit losses	(61,234)	(72,117)	(71,229)

Net loans	3,982,409	3,901,606	4,146,854

Goodwill and other intangibles	163,799	164,170	165,332
Other assets	420,452	425,349	414,224

Total Assets	$5,841,122	$5,658,062	$5,812,842

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$780,377	$769,178	$706,889

Interest-bearing demand deposits	95,945	96,122	95,260
Savings deposits	2,430,802	2,383,288	2,335,773
Time deposits	1,197,560	1,236,290	1,479,930

Total interest-bearing deposits	3,724,307	3,715,700	3,910,963

Total deposits	4,504,684	4,484,878	4,617,852

Short-term borrowings	312,777	173,779	187,861
Long-term borrowings	207,414	178,459	204,498

Total borrowings	520,191	352,238	392,359

Other liabilities	57,704	51,954	52,854
Shareholders’ equity	758,543	768,992	749,777

Total Liabilities and Shareholders’ Equity	$5,841,122	$5,658,062	$5,812,842

	For the Three Months Ended						For the Year Ended
	December 31,	Yield/	September 30,	Yield/	December 31,	Yield/	December 31,	Yield/	December 31,	Yield/
	2011	Rate	2011	Rate	2010	Rate	2011	Rate	2010	Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)(5)	$4,026,069	4.86%	$3,993,225	5.01%	$4,295,788	5.15%	$4,061,822	4.99%	$4,467,338	5.18%
Securities (FTE)(1)	1,113,525	2.99%	1,079,761	3.12%	1,018,254	3.66%	1,075,127	3.18%	1,096,741	4.20%

Total Interest-Earning Assets (FTE)(1)	5,139,594	4.46%	5,072,986	4.61%	5,314,042	4.86%	5,136,949	4.61%	5,564,079	4.99%
Noninterest-earning assets	599,025		598,314		586,316		591,505		572,999

Total Assets	$5,738,619		$5,671,300		$5,900,358		$5,728,454		$6,137,078

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,524,019	0.26%	$2,479,455	0.31%	$2,494,262	0.43%	$2,485,077	0.31%	$2,422,589	0.53%
Time deposits	1,216,941	1.67%	1,296,831	1.89%	1,505,369	2.19%	1,343,281	1.92%	1,596,088	2.31%
Short-term borrowings	232,629	0.30%	167,969	0.44%	173,227	0.45%	182,864	0.40%	488,078	0.40%
Long-term borrowings	192,862	3.92%	179,033	4.07%	214,362	4.06%	184,185	4.05%	236,939	4.14%

Total Interest-Bearing Liabilities	4,166,451	0.84%	4,123,288	0.97%	4,387,220	1.21%	4,195,407	0.99%	4,743,694	1.30%
Noninterest-bearing deposits	751,072		726,895		712,466		720,005		658,947
Other liabilities	50,312		51,667		51,144		49,163		43,413
Shareholders’ equity	770,784		769,450		749,528		763,879		691,024

Total Noninterest-Bearing Funding Sources	1,572,168		1,548,012		1,513,138		1,533,047		1,393,384

Total Liabilities and Shareholders’ Equity	$5,738,619		$5,671,300		$5,900,358		$5,728,454		$6,137,078

Net Interest Margin (FTE) (annualized)(1)		3.78%		3.81%		3.86%		3.80%		3.88%

(5)	Includes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	December 31, 2011	September 30, 2011	December 31, 2010
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis (7)	$78,476	$127,384	$116,151
Loans on nonaccrual basis held for sale	13,412	0	0

Total nonaccrual loans	$91,888	$127,384	$116,151
Troubled debt restructured loans - accruing	20,276	34,500	1,336

Total Nonperforming Loans	$112,164	$161,884	$117,487
Other real estate owned (“OREO”)	30,035	33,254	24,700
Nonaccrual securities at fair value	0	0	15,823

Total Nonperforming Assets	$142,199	$195,138	$158,010
Loans past due in excess of 90 days and still accruing	$11,015	$12,566	$13,203
Criticized loans	292,023	400,063	518,890
Nonperforming loans, plus OREO as a percentage of total loans, plus OREO (5)	3.48%	4.87%	3.35%
Allowance for credit losses	$61,234	$72,117	$71,229

(7)	Includes nonaccrual troubled debt restructured loans.

	For the Three Months Ended			For the Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Charge-offs:

Commercial, financial, agricultural and other	$3,334	$611	$19,205	$6,641	$19,884
Real estate construction	13,361	6,522	109	27,931	41,483
Commercial real estate	17,833	1,268	598	24,512	2,303
Residential real estate	1,407	964	1,455	3,975	4,974
Loans to individuals	860	659	1,050	2,752	3,318

Net Charge-offs	$36,795	$10,024	$22,417	$65,811	$71,962

Net charge-offs as a percentage of average loans outstanding (annualized)	3.63%	1.00%	2.07%	1.62%	1.61%
Provision for credit losses as a percentage of net charge-offs	70.42%	69.58%	35.69%	84.81%	85.53%
Provision for credit losses	$25,912	$6,975	$8,000	$55,816	$61,552

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	December 31, 2011	September 30, 2011	December 31, 2010
Tangible Equity:
Total shareholders’ equity	$758,543	$768,992	$749,777
Less: intangible assets	163,799	164,170	165,332

Tangible Equity	594,744	604,822	584,445
Less: preferred stock	0	0	0

Tangible Common Equity	$594,744	$604,822	$584,445

Tangible Assets:
Total assets	$5,841,122	$5,658,062	$5,812,842
Less: intangible assets	163,799	164,170	165,332

Tangible Assets	$5,677,323	$5,493,892	$5,647,510

(3) Tangible Common Equity as a percentage of Tangible Assets	10.48%	11.01%	10.35%

Shares Outstanding at End of Period	104,916,994	104,906,994	104,846,194

(4) Tangible Book Value Per Common Share	$5.67	$5.77	$5.57

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.